AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

This Amendment to the Investment Management Agreement, dated as of April 13, 2000 (as amended, the "Agreement"), between Smith Barney Investment Funds Inc. (the "Corporation"), on behalf of its series, Smith Barney Premier Selections All
Cap Growth Fund, and SSB Citi Fund Management LLC is entered into by and between the Corporation, on behalf of Smith
Barney Multiple Discipline Funds All Cap Growth and Value
Fund (the "Fund"), and Smith Barney Fund Management LLC (the "Adviser") as of the 1st day of October, 2005. Defined terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
WHEREAS, the Adviser is the successor to SSB Citi Fund
Management LLC; and
WHEREAS, the name of Smith Barney Premier Selections All Cap Growth Fund has been changed to Smith Barney Multiple
Discipline Funds All Cap Growth and Value Fund; and
WHEREAS, the Board of Directors of the Corporation [and the Fund] has voted to decrease the compensation payable under the Agreement; and
WHEREAS, the Corporation, on behalf of the Fund, and the Adviser desire to amend the Agreement to reflect the decreased advisory fee;
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Section 3 of the Agreement is deleted in its entirety
and replaced with the following:
	3.	Compensation.  In consideration of the services
rendered pursuant to this Agreement, the Corporation will pay the Adviser on the first business day of each month a fee for the previous month at an annual rate according to the following schedule:
Average Daily Net Assets		Rate of Advisory Fee

First $ 1 billion  . . . . . . . . . . . . . .	0.750%
Next $ 1 billion  . . . . . . . . . . . . . . .  0.725%
Next $ 3 billion  . . . . . . . . . . . . . . . . 0.700%
Next $ 5 billion  . . . . . . . . . . . . . . . . 0.675%
Over $10 billion . . . . . . . . . . . . . . . . .0.650%

Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement, as from time to time in effect.
2.	Except as amended herein, all the provisions of the
Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment to the Agreement as of
October 1, 2005.
SMITH BARNEY FUND MANAGEMENT LLC    SMITH BARNEY INVESTMENT FUNDS INC

By: ____________________________   By: ____________________________
Name: R. Jay Gerken	                Name: R. Jay Gerken
Title: Chairman, President and Chief  Title: Chairman of the Board, President
	    Executive Officer	         and Chief Executive Officer